SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. 7)

                                 Owens-Illinois, Inc.
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                                (Name of Issuer)

                          Common Stock, $0.01 Par Value Per Share
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                         (Title of Class of Securities)

                                  690768403
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                                 (CUSIP Number)

                                   4/30/2007
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/X/   Rule 13d-1(b)
/  /  Rule 13d-1(c)
/  /  Rule 13d-1(d)


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

CUSIP NO. 690768403                13G        PAGE 2 OF 4 PAGES
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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Massachusetts Financial Services Company ("MFS")
     I.R.S. Identification No.:  04-2747644
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /        Not Applicable
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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        NUMBER OF        5    SOLE VOTING POWER

          SHARES              8,378,030   shares of common stock

     BENEFICIALLY


         OWNED BY        6    SHARED VOTING POWER

             EACH             None


        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             12,141,862 shares of common stock

             WITH

                         8    SHARED DISPOSITIVE POWER

                              None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,141,862 shares of common stock, of which shares are also beneficially owned by certain other non-reporting entities as well as MFS.

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS) / /

     Not Applicable

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.9
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12   TYPE OF REPORTING PERSON

     IA

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SCHEDULE 13G                                           PAGE 3 OF 4 PAGES

ITEM 1:   (a)   NAME OF ISSUER:

                SEE COVER PAGE

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                One Michael Owens Way
                Perrysburg,OH  43551

ITEM 2:   (a)   NAME OF PERSON FILING:

                See item 1 on page 2

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                500 Boylston Street
                Boston, MA  02116

          (c)   CITIZENSHIP:

                See Item 4 on page 2

          (d)   TITLE OF CLASS OF SECURITIES:

                See Cover Page

          (e)   CUSIP NUMBER:

                See Cover Page

ITEM 3: The person filing is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

ITEM 4: OWNERSHIP

          (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 on page 2

          (b)   PERCENT OF CLASS:

                See Item 11 on page 2

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS (SOLE AND SHARED):

                See Items 5-8 on page 2

SCHEDULE 13G                                           PAGE 4 OF 4 PAGES

ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:   / /

                Not Applicable

ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:

                Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                Not Applicable

ITEM 8:         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not Applicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Not Applicable

ITEM 10:        CERTIFICATIONS:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 2007

Massachusetts Financial Services Company



By:    /s/ DANIEL W. FINEGOLD
       Daniel w. Finegold
       Vice President and Assistant Secretary